                                                                    Exhibit 11.2

                          MEDICAL MANAGER CORPORATION
                      BASIC AND DILUTED EARNINGS PER SHARE
                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 THREE MONTHS      SIX MONTHS
                                                   ENDED              ENDED
                                                JUNE 30, 1997     JUNE 30, 1998
                                                -------------     ------------
Net Income                                          $2,276           $4,887
                                                    ======           ======
BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding          19,542           19,542
                                                    ======           ======

Basic earnings per share                             $0.12            $0.25
                                                    ======           ======

DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding          19,542           19,542
Common equivalent shares:
    Stock options                                       27               26
                                                    ------           ------
Diluted shares                                      19,569           19,568
                                                    ======           ======

Diluted earnings per share                           $0.12            $0.25
                                                    ======           ======

